Exhibit 99.1

Heritage Commerce Corp and Heritage Bank of Commerce Announce Appointment of Janisha Sabnani as General Counsel

San Jose, California – February 3, 2025-- Heritage Commerce Corp (NASDAQ: HTBK) (“Company”), parent company of Heritage Bank of Commerce (“Bank”), today announced the appointment of Janisha Sabnani as Executive Vice President and General Counsel of the Company and the Bank. As General Counsel, Ms. Sabnani will report directly to Chief Executive Officer (“CEO”) Robertson “Clay” Jones and will have primary responsibility for advising executive management, directors, and business unit executives on all legal and regulatory matters. With over fifteen years’ experience in financial services and private practice, Ms. Sabnani brings a wealth of knowledge and expertise to our team.

“We are fortunate to have Janisha join us. Her diverse experience includes advising on public company reporting, capital markets activities, corporate governance, bank products, mergers and acquisitions, bank investments, regulatory matters, and compliance,” said CEO Clay Jones. “She is a great addition to our leadership team, and I believe that she will be instrumental in our future success.”

Prior to joining Heritage Bank of Commerce, Ms. Sabnani held a progression of roles at First Republic Bank, culminating as Senior Vice President, Deputy General Counsel & Assistant Secretary. Ms. Sabnani also spent several years in private practice as a corporate attorney at Skadden, Arps, Slate, Meagher & Flom, LLP. She also served in a variety of advisory and board roles in Northern California, including with The BASIC Fund and Martha Stoumen Wines. Ms. Sabnani holds a J.D. from the New York University School of Law, an M.B.A. from the New York University Leonard Stern School of Business, and a B.A. in Political Science and Mass Communications from the University of California, Berkeley.

Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Oakland, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

Member FDIC

For additional information, contact:

Debbie Reuter

EVP, Corporate Secretary

Direct: (408) 494-4542

Debbie.Reuter@herbank.com